UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 24, 2016

CITIZENS COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-33003	20-5120010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2174 EastRidge Center, Eau Claire, Wisconsin	54701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(715) 836-9994

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2016, Citizens Community Bancorp, Inc. (the “Company”) announced the appointment of Stephen M. Bianchi as the new President and Chief Executive Officer of the Company, effective June 24, 2016. Mr. Bianchi was also appointed President of Citizens Community Federal N.A. (the “Bank”), a wholly-owned subsidiary of the Company, and a member of the board of directors of the Bank.

Mr. Bianchi, age 52, brings to the chief executive officer role substantial leadership experience in operations, finance, sales, strategic planning and general management experience. Mr. Bianchi joins the Company from the $1.1 billion asset HF Financial Corp. and Home Federal Bank, both based in Sioux Falls, South Dakota, where he served as President and Chief Executive Officer for the past five years. Mr. Bianchi was a member of the board of directors of HF Financial Corp. Mr. Bianchi also served in several senior management positions at Wells Fargo Bank and Associated Bank prior to his employment with HF Financial Corp. and Home Federal Bank. Mr. Bianchi holds an MBA from Providence College and a B.S. in Finance from Providence College.

In connection with his appointment, the Company, Bank and Mr. Bianchi have entered into a written employment agreement (the “Employment Agreement”) for an initial two-year term, with automatic one-year renewal periods, which provides for the following compensation terms for Mr. Bianchi. Pursuant to the Employment Agreement, Mr. Bianchi will receive a base salary of $300,000 per year. Following the initial two-year term, Mr. Bianchi’s base salary may be increased based on Mr. Bianchi’s performance and contribution to the Company, as determined by the Board of Directors of the Company (the “Board”). Mr. Bianchi is also eligible for an annual performance bonus, to be determined by the Board, which shall be based on such financial or other factors, goals and objectives as the Board and Mr. Bianchi mutually establish on an annual basis. The target annual bonus shall be 25% of Mr. Bianchi’s base salary, with Mr. Bianchi being eligible to earn between 0% and 200% of the target performance bonus. Mr. Bianchi also received restricted stock awards in the amount of $100,000 worth of restricted common stock in the Company granted pursuant to the Company’s Equity Incentive Plan (the “Incentive Plan”), along with 20,000 stock options in the Company granted pursuant to the Incentive Plan. Mr. Bianchi will be eligible to receive subsequent grants of shares and options following his first anniversary of employment during the first fiscal quarter of each fiscal year, in a quantity and form that is consistent with the Incentive Plan. Mr. Bianchi is also eligible to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of the Company.

In addition, the Employment Agreement also provides for certain payments and benefits in the event of a termination of Mr. Bianchi’s employment under specific circumstances. If, during the term of Mr. Bianchi’s employment, his employment is terminated by the Company other than “for cause”, death or disability or by Mr. Bianchi for “good reason” (each as defined in the Employment Agreement), he would be entitled to (1) his salary earned but unpaid as of his termination date; and (2) all vested benefits to which he is entitled under any benefit plans set forth in the Employment Agreement. Furthermore, Mr. Bianchi would be entitled to (1) a pro-rated performance bonus for the year in which the termination occurs; (2) a payment equal to 200% of (a) Mr. Bianchi’s annual salary at the time of termination, (b) the pro-rated performance bonus for the year in which the termination occurs, and (c) the fair market value of any stock awards issued pursuant to the Employment Agreement and the Incentive Plan as of the grant date of such stocks, exclusive of the initial grant of restricted stock pursuant to the terms of the Employment Agreement. In addition, Mr. Bianchi would be entitled to the continuation in coverage of medical insurance benefits that he would otherwise be eligible to receive as an active employee of the Company for 18 months following the termination of his employment with the Company.

The Employment Agreement contains such other terms and conditions that are usual and customary to agreements of this nature. The description of the Employment Agreement herein is qualified in its entirety by reference to the full text of the Employment Agreement with Mr. Bianchi, which is included with this Form 8-K as Exhibit 10.1.

Mr. Bianchi does not have any family relationships with any directors or executive officers of the Company or Bank subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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On June 24, the Company issued a press release announcing the appointment of Mr. Bianchi as the Company’s President and Chief Executive Officer. A copy of the Company’s press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement by and among Stephen Bianchi, Citizens Community Bancorp, Inc. and Citizens Community Federal N.A. dated June 24, 2016.

99.1	Press Release, dated June 24 , 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS COMMUNITY BANCORP, INC.

Date: June 30, 2016	By:	/s/ Mark C. Oldenberg
Mark C. Oldenberg
Executive Vice President & Chief Financial Officer

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